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                     October 13, 2022

       Ramesh Shettigar
       Chief Financial Officer
       Glatfelter Corporation
       4350 Congress Street, Suite 600
       Charlotte, North Carolina 28209

                                                        Re: Glatfelter
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            File No. 001-03560
                                                            Filed February 25,
2022

       Dear Ramesh Shettigar:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing